
                                                                               This filing is made pursuant to Rule 424(b)(2)
                                                                               under the Securities Act of 1933 in connection
                                                                                             with Registration No. 333-121913



                                                      [GRAPHIC OMITTED]

                                                    Current Interest Rates

                                  This is a supplement to the Prospectus dated May 19, 2005

                              CURRENT INTEREST RATES FOR RENEWABLE UNSECURED SUBORDINATED NOTES
                                         OFFERED BY CONSUMER PORTFOLIO SERVICES, INC.

                                                   INTEREST RATES EFFECTIVE
                                            NOVEMBER 14, 2005 - DECEMBER 30, 2005


-----------------------------------------------------------------------------------------------------------------------------
PORTFOLIO
AMOUNT (1)  $1,000 - $4,999    $5,000 - $24,999  $25,000 - $49,999  $50,000 - $74,999  $75,000 - $99,999  $100,000 OR MORE
-----------------------------------------------------------------------------------------------------------------------------
            Interest  Annual   Interest  Annual   Interest  Annual   Interest  Annual   Interest  Annual  Interest  Annual
NOTE TERM    Rate %   Yield %   Rate %   Yield %   Rate %   Yield %   Rate %   Yield %   Rate %   Yield %  Rate %   Yield %
-----------------------------------------------------------------------------------------------------------------------------
3 MONTH (2)   5.75     5.92      5.75     5.92      5.85     6.02      5.95     6.13      6.05     6.24     6.15     6.34
-----------------------------------------------------------------------------------------------------------------------------
6 MONTH (2)   6.10     6.29      6.10     6.29      6.20     6.40      6.30     6.50      6.40     6.61     6.50     6.72
-----------------------------------------------------------------------------------------------------------------------------
 1 YEAR (3)   6.75     6.98      7.50     7.79      7.60     7.90      7.70     8.00      7.80     8.11     7.90     8.22
-----------------------------------------------------------------------------------------------------------------------------
 2 YEAR (3)   7.75     8.06      8.75     9.14      8.85     9.25      8.95     9.36      9.05     9.47     9.15     9.58
-----------------------------------------------------------------------------------------------------------------------------
 3 YEAR (3)   8.25     8.60      9.50     9.96      9.60     10.07     9.70     10.18     9.80     10.29    9.90     10.41
-----------------------------------------------------------------------------------------------------------------------------
 4 YEAR (3)   8.75     9.14      10.25    10.79     10.35    10.90     10.45    11.01     10.55    11.12    10.65    11.24
-----------------------------------------------------------------------------------------------------------------------------
 5 YEAR (3)   9.00     9.42      10.75    11.35     10.85    11.46     10.95    11.57     11.05    11.68    11.15    11.79
-----------------------------------------------------------------------------------------------------------------------------
10 YEAR (3)   9.50     9.96      9.50     9.96      9.60     10.07     9.70     10.18     9.80     10.29    9.90     10.41
-----------------------------------------------------------------------------------------------------------------------------


          1)   We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Consumer Portfolio
               Services, Inc. that are currently owned by you and your immediate family members.
               Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling's family are also considered immediate family members if the holder's sibling is also a noteholder.

          2)   The annual yield calculation assumes that:
                    a.   the term of the note is renewed sequentially for an entire year,
                    b.   the interest earned during each term is included in the principal amount for the next term,
                    c.   the listed interest rate is the interest rate for each term, and
                    d.   the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

          3)   The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

          The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated May
          19, 2005. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.

                 INTEREST RATES FOR NOTES PURCHASED OR RENEWED AFTER DECEMBER 30, 2005 ARE SUBJECT TO CHANGE.